Exhibit 10.6

PALOMINO LABORATORIES INC.

September 29, 2025

Dr. Umesh Mishra

Richard A. Auhll Dean & Professor, College of Engineering

University of California, Santa Barbara

1038 Engineering I

Santa Barbara, CA 93106-5130

Email: mishra@ece.ucsb.edu

Dear Dr. Mishra:

To reaffirm UCSB’s tradition of academic excellence and commitment to innovative research and technology development, I am pleased to inform you that Palomino Laboratories will make collaborative research contributions/membership fees of (USD) $350,000 to join the UCSB College of Engineering’s Sold State Lighting & Energy Electronics Center (SSLEEC) as a member company and support the research for one (1) year beginning on May 1, 2025 with an option for Palomino Laboratories to extend its membership at the same rate for up to four (4) additional years. Palomino Laboratories’s contribution will support research activities of Professor Shuji Nakamura in MicroLEDs at SSLEEC, including, but not limited to, laboratory and equipment infrastructure, related research endeavors, and top graduate students working in areas of relevance.

Palomino Laboratories will sign a new Solid State Lighting & Energy Electronics Umbrella Secrecy Agreement. Along with our membership fee payment to The UC Santa Barbara Foundation and our agreement to abide by the Solid State Lighting & Energy Center (SSLEEC) Intellectual Property Policy Statement, Palomino Laboratories will become a new member of the UCSB’s Solid State Lighting & Energy Electronics Center. As long as Palomino Laboratories is a member in good standing, Palomino Laboratories will be entitled to the benefits outlined in the SSLEEC Intellectual Property Policy Statement. In addition to the benefits outlined in the SSLEEC Intellectual Property Policy Statement, Palomino Laboratories and SSLEEC agreed that Palomino Laboratories may dispatch one (1) visiting researcher to SSLEEC per year. In addition to the benefits outlined in the SSLEEC Intellectual Property Policy Statement, Palomino Laboratories and SSLEEC agreed that Palomino Laboratories may dispatch one (1) visiting researcher to SSLEEC per year.

Palomino Laboratories will pay the (USD) $350,000 for one year membership in two payments of $175,000 made on or before October 15, 2025 and a second payment of $175,000 by April 15, 2026, with an annual option to extend its membership for up to four (4) additional years with payment of $350,000 made on or before October 15 of each year. Failure by Palomino Laboratories to pay the annual extension in a timely manner will result in the termination of Palomino Laboratories’s membership without advance notice.

We understand that $325,000 of each annual payment will be considered a gift to the university, and that it is the policy of the University of California, Santa Barbara and the UC Santa Barbara Foundation that a modest portion of gifts and/or the income from gifts may be used to defray the costs of raising and administering funds (currently 6%). The remaining $25,000 of each annual payment is considered a membership fee and is not tax-deductible.

I look forward to a long and mutually beneficial relationship between Palomino Laboratories and UC Santa Barbara.

Agreed upon,

/s/ Jeffrey Shealy
Jeffery Shealy, Chairman & CEO
Palomino Laboratories
jeff@palominolabs.ai